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                                                                    EXHIBIT 4(e)


                            STOCK OPTION CERTIFICATE

                   OPTIONS TO PURCHASE SHARES OF COMMON STOCK
                           VOID AFTER EXPIRATION DATE

                PROFESSIONALS INSURANCE COMPANY MANAGEMENT GROUP


NO. LTIP-____                                                  ________ OPTIONS

         THIS CERTIFIES THAT, FOR VALUE RECEIVED _______________ (the "Participant") is the owner of ________________________ (_______) Options to
Purchase Shares of Common Stock (the "Options"). Each outstanding vested Option initially entitles the Participant to purchase, subject to the terms and conditions set forth in this Stock Option Certificate and the Professionals Insurance Company Management Group 1996 Long Term Incentive Plan (the "Plan"), one fully paid and nonassessable share of common stock, no par value per share ("Common Stock"), of Professionals Insurance Company Management Group, a Michigan corporation (the "Company"). Each vested Option shall be exercisable at any time from the time such Option vested and prior to the "Expiration Date" (as hereinafter defined), upon the presentation and surrender of this Stock Option Certificate to the Company in accordance with Section 6(b)(ii)(A)-(B) of the Plan, accompanied by payment of $_______ for such share of Common Stock, subject to adjustment (the "Purchase Price"), in lawful money of the United States of America in cash or by check made payable to the Company; provided, however, that payment of the Purchase Price, or any portion thereof, may be made other than in cash or by such check in accordance with Section 8 of this Stock Option Certificate.

         1. Type of Option. The Options evidenced by this Stock Option Certificate are not intended to be and shall not be treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

         2. Options Subject to Plan. This Stock Option Certificate and all of the Options evidenced by this Stock Option Certificate are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan as now in effect and as hereafter amended from time to time in accordance with its terms. All capitalized terms not otherwise defined in this Stock Option Certificate are defined in this Stock Option Certificate as in the Plan. In the event of any inconsistency between the terms of this Stock Option Certificate or the Options and the terms of the Plan, the terms of the Plan shall control. A copy of the Plan in its present form is available for inspection during business hours by the Participant at the Company's principal office. Pursuant to the Plan, the Board or the Committee vested with conclusive authority to administer the Plan (which incudes, among other things, the authority to determine the terms and conditions of the Stock Option Certificate and all of the Options evidenced by this Stock Option Certificate and to amend the same).

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         3.      Vesting, Expiration and Termination.

                 a. The grant and allocation of Options evidenced by this Stock Option Certificate is provisional and subject to the requirements of the Plan and this Stock Option Certificate. All of the Options evidenced by this Stock Option Certificate shall be subject to termination and forfeiture as provided in the Plan and this Stock Option Certificate, and none of such Options shall be exercisable unless and until vested. All Options evidenced by this Stock Option Certificate that do not vest or are terminated pursuant to the terms of the Plan and this Stock Option Certificate shall be canceled and forfeited. The term "Expiration Date" shall mean 5:00 p.m. (Detroit, Michigan time) on February 12, 2007; provided, however, that if February 12, 2007 shall in the State of Michigan be a holiday or a day on which the banks are authorized to close, then the Expiration Date shall be 5:00 P.M. (Detroit, Michigan time) the next following day which in the State of Michigan is not a holiday or a day on which banks are authorized to close.

                 b. The Options evidenced by this Stock Option Certificate shall vest in accordance with the schedule that follows: (i) one-fifth of such Options shall vest at 5:00 p.m. (Detroit, Michigan time) on February 12, 1998; (ii) one-fifth of such Options shall vest at 5:00 p.m. (Detroit, Michigan time) on February 12, 1999; (iii) one-fifth of such Options shall vest at 5:00 p.m. (Detroit, Michigan time) on February 12, 2000; (iv) one-fifth of such Options shall vest at 5:00 p.m. (Detroit, Michigan time) on February 12, 2001; and (v) one-fifth of such Options shall vest at 5:00 p.m. (Detroit, Michigan time) on February 12, 2002. Notwithstanding anything to the contrary express or implied in this Stock Option Certificate, and provided Participant is then in the employ of the Company or any Affiliate, all of the Options evidenced by this Stock Option Certificate shall automatically vest upon a Change in Control of the Company as defined and provided for in the Plan; provided, however, that the transactions contemplated by the First Amended and Restated Agreement and Plan of Merger dated as of October 3, 1997 by and among the Company, PICOM Insurance Company and Physicians Protective Trust Fund shall not constitute such a Change in Control of the Company.

         4.      Termination Provisions.

                 a. If the Participant's employment by, or consulting arrangement with, the Company or any Affiliate terminates for any reason (including termination by reason of the fact that an entity is no longer an Affiliate) other than the Participant's death, the Participant may thereafter exercise those Options evidenced by this Stock Option Certificate that have vested as provided below, except that the Committee may terminate the unexercised vested Options and the unvested Options concurrently with or at any time following termination of such employment or consulting arrangement (including termination of employment upon a change of status from employee to consultant) if it shall determine that the Participant has engaged in any activity detrimental to the interests of the Company or an Affiliate. If such termination is voluntary on the part of the Participant (other than by reason of retirement on or after the


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normal retirement date), the Options evidenced by this Stock Option Certificate that have vested may be exercised only within ten days after the date of termination. If such termination is involuntary on the part of the Participant, or if the Participant retires on or after normal retirement date, or if the Participant's employment or consulting arrangement is terminated by reason of the Participant's Disability, the Options evidenced by this Stock Option Certificate that have vested may be exercised within three months after the date of termination or retirement. For purposes of the foregoing, the Participant's employment or consulting arrangement shall not be considered terminated (i) in the case of approved sick leave or other bona fide leave of absence (not to exceed one year), (ii) in the case of a transfer of employment or the consulting arrangement among the Company and Affiliates, or (iii) by virtue of a change of status from employee to consultant or from consultant to employee, except as provided above.

                 b. If the Participant dies at a time when entitled to exercise the Options evidenced by this Stock Option Certificate, then those Options that were vested and exercisable immediately prior to the Participant's death may be exercised at any time or times within one year after the Participant's death. Except as so exercised, such Options shall expire at the end of such one year period. The Company may decline to deliver any of such shares of Common Stock to a designated beneficiary until it receives indemnity against claims of third parties satisfactory to the Company.

                 c. Any Options evidenced by this Stock Option Certificate may be exercised only if and to the extent such Option was vested and was exercisable at the date of termination of the Participant's employment or consulting arrangement, and no Option may be exercised at any time when such Option would not have been vested or exercisable had the Participant's employment or consulting arrangement continued.

         5. Restrictions on Transferability. Except as the Plan may otherwise provide or as the Committee may otherwise determine, neither this Stock Option Certificate nor any of the Stock Options evidenced by this Stock Option Certificate may be sold, encumbered, pledged, alienated, attached, assigned, or otherwise transferred in any manner, and any attempt to do any of the foregoing shall be void and unenforceable against the Company.

         6. Adjustments and Corporate Reorganizations. In the event of certain contingencies provided for in the Plan, the Purchase Price, the number of Options evidenced by this Stock Option Certificate and the number of shares of Common Stock subject to purchase upon the exercise of each of such Options may be modified or adjusted, all as provided in the Plan.

         7. No Rights in Stock Before Issuance and Delivery. The Participant does not have any right to continued employment by the Company or an Affiliate for any period by virtue of the granting or receipt of this Stock Option Certificate or any of the Options evidenced by this Stock Option Certificate. No person shall be entitled to the privileges of stock ownership in respect of any



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shares of Common Stock issuable upon exercise of any of the Options evidenced by this Stock Option Certificate, including, without limitation, the right to vote or to receive dividends or other distributions, or to receive any notice of any proceedings of the Company (except as provided in the Plan), unless and until such shares of Common Stock have been issued to such person as fully paid shares.

         8.      Alternative Payment with Stock.

                 a. Payment of the Purchase Price, or any portion thereof, may be made with shares of stock of the same class as the shares then subject to a vested Option, if shares of that class are then "Publicly Traded" (i.e., if stock of that class is listed or admitted to unlisted trading privileges on a national securities exchange or on the Nasdaq National Market or if sales or bid and offer quotations are reported for that class of stock in the automated quotation system operated by the National Association of Securities Dealers, Inc.). Such shares will be credited toward such purchase price on the valuation basis set forth below, in which event the stock certificates evidencing the shares so to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to the Company; provided, however, that such payment in stock instead of cash shall not be effective and shall be rejected by the Company if (i) the Company is then prohibited from purchasing or acquiring shares of the class of its stock thus tendered to it, or (ii) the right or power of the Participant exercising such vested Option to deliver such shares in payment of the Purchase Price is subject to the prior interests of any other person or entity (excepting the Company), as indicated by legends upon the certificate(s) or as known to the Company. For credit toward the Purchase Price, shares so surrendered shall be valued at their Fair Market Value (as hereinafter defined) as of the day immediately preceding the delivery to the Company of the certificate(s) evidencing such shares. If the Company rejects the payment in stock, the tendered notice of exercise shall not be effective unless promptly after being notified of such rejection the Participant exercising such vested Option pays the Purchase Price in acceptable form. If and while payment of the Purchase Price with stock is permitted in accordance with the foregoing provisions, the Participant then entitled to exercise any vested Options may, in lieu of using previously outstanding shares therefor, use the shares as to which such vested Options are then being exercised, in which case the notice of exercise need not be accompanied by any stock certificates but shall include a statement directing the Company to withhold so many of the shares that would otherwise have been delivered upon that exercise of such vested Options as equals the number of shares that would have been transferred to the Company if the Purchase Price had been paid with previously issued stock.

                 b. Payment of the Purchase Price, or any portion thereof, may also be made through any other form of "cashless exercise" acceptable to Company (including, without limitation, financing through a brokerage account pursuant to Section 220.3(e)(4) of Regulation T, as amended).

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                 c.       The term "Fair Market Value" shall mean the closing
price of stock of that class as of the day in question (or, if such day is not a trading day in the principal securities market or markets for such stock, on the nearest preceding trading day), as reported with respect to the market (or the composite of markets, if more than one) in which shares of such stock are then traded, or, if no such closing prices are reported, on the basis of the mean between the high bid and low asking prices that day on the principal market or quotation system on which shares of such stock are then quoted, or, if not so quoted, as furnished by a professional securities dealer making market in such stock selected by or under authority of the Board.

         9.      Requirements of Law.

                 a. The Participant represents and agrees that, unless a registration statement under the Securities Act of 1933, as amended, is in effect as to shares purchased upon any exercise of any of the Options evidenced by this Stock Option Certificate, (i) any and all shares so purchased shall be acquired for the Participant's personal account and not with a view to or for sale in connection with any distribution, and (b) each notice of the exercise of any of such Options shall be accompanied by a representation and warranty in writing, signed by the Participant, that such shares are being so acquired in good faith for the Participant's personal account and not with a view to or for sale in connection with any distribution.

                 b. No certificate or certificates for shares purchased upon exercise of any of the Options evidenced by this Stock Option Certificate shall be issued and delivered unless and until, in the opinion of legal counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other securities law or any other requirement of law or of any regulatory body having jurisdiction over the Company.

                 c. The Company shall not be obligated to deliver any securities pursuant to any exercise of any of the Options represented by this Stock Option Certificate unless a registration statement under the Securities Act of 1933, as amended, with respect to such securities is effective or an exemption thereunder is available. The Options represented by this Stock Option Certificate shall not be exercisable by a Participant in any state where such exercise would be unlawful.

         10. Notices. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Participant shall be addressed to the Participant at the address set forth beneath the Participant's signature hereto or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fees prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.


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         11.     Ownership.  Prior to due presentment for registration of
transfer of this Stock Option Certificate and the Options evidenced by this Stock Option Certificate, the Company may deem and treat the Participant as the absolute owner of this Stock Option Certificate and of each of such Options (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary, except as provided in the Plan.

         12. Applicable Law. This Stock Option Certificate (i) shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to conflict of laws, and (ii) is not valid unless it has been manually signed by the Participant and on behalf of the Company by its President and its Secretary.

         IN WITNESS WHEREOF, this Stock Option Certificate has been executed as of September 20, 1997 by the Participant and on behalf of the Company.

Participant:                              COMPANY:

                                          Professionals Insurance Company
                                           Management Group


_________________________                 By: __________________________
Name:                                           Victor T. Adamo
Address:                                  Its:  Chief Executive Officer


Tax I.D. No.:                         And By: __________________________
                                                Annette E. Flood
                                          Its:  Secretary